                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ARV Assisted Living, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

                           ARV ASSISTED LIVING, INC.

                                 April 21, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of ARV Assisted Living, Inc. (the "Company") to be held on Wednesday, June 3, 1998, at 9:00 a.m. local time, at the Airport Hilton, 18800 MacArthur Blvd., Irvine, California 92715.

     The Annual Meeting of Shareholders is scheduled for June 3, 1998 because it deals with the nine-month period ended December 31, 1997. The Company changed to a calendar year end in the fall of 1997. Prior to that time, the Company was on a March 31 fiscal year end. The last Annual Meeting was held only a few months ago because it dealt with the fiscal year ended March 31, 1997 and was delayed to include certain one-time issues.

     At the Annual Meeting, you will be asked to approve the election of three directors to the Board of Directors of the Company. Details regarding the election of the members of the Board of Directors of the Company are more fully described in the accompanying Proxy Statement, which I urge you to read carefully.

     I hope that you will be able to attend the meeting in person. However, whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card promptly. A prepaid envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy, if given.

     I look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                         Howard G. Phanstiel
                                         Chairman of the Board

                           ARV ASSISTED LIVING, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 3, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of ARV Assisted Living, Inc., a California corporation (the "Company"), will be held on June 3, 1998, at 9:00 a.m. local time, at the Airport Hilton, 18800 MacArthur Blvd., Irvine, California 92715, to consider and act upon:

     1. The election of three directors to the Company's Board of Directors to serve for the term of three years or until their respective successors have been duly elected and qualified or until they resign, become disqualified, disabled or otherwise removed; and

     2. Transacting such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Holders of record of Common Stock of the Company as of the close of business on April 7, 1998 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Annual Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on April 7, 1998, there were 15,860,998 shares of Common Stock issued and outstanding.

     We urge you to review carefully the enclosed materials. Your vote is important. All shareholders are urged to attend the meeting in person or by proxy. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please mark, sign, date and return each proxy card so that all of your shares will be represented at the Annual Meeting.

                                          By Order of the Board of Directors,

                                         HOWARD G. PHANSTIEL
                                         Chairman of the Board

April 21, 1998

     IT IS IMPORTANT THAT ALL PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED, INCLUDING BY VOTING AT THE MEETING.

                           ARV ASSISTED LIVING, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 3, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ARV Assisted Living, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Airport Hilton, 18800 MacArthur Boulevard, Irvine, California 92715, at 9:00 a.m., local time, on Wednesday, June 3, 1998, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The principal executive offices of the Company are located at 245 Fischer Avenue, D-1, Costa Mesa, California 92626. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about April 22, 1998.

RECORD DATE AND OUTSTANDING SHARES

     Holders of record of the Company's common stock (the "Common Stock") at the close of business on April 7, 1998 are entitled to notice of and to vote at the Annual Meeting. On that date there were 15,860,998 shares of Common Stock outstanding.

REVOCABILITY OF PROXIES

     A proxy given for use at the Annual Meeting may be revoked by the shareholder giving the proxy at any time prior to the exercise of the powers conferred thereby. A proxy may be revoked either by (i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company's principal executive offices, either a written revocation or a duly executed proxy card bearing a later date or (ii) attending the Annual Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Annual Meeting will not revoke the shareholder's proxy unless such shareholder votes in person.

QUORUM AND VOTING

     Under California law, action may be taken on a matter submitted to shareholders only if a quorum exists with respect to such matter. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of the Company's shareholders.

     Shares represented at the Annual Meeting by properly executed proxy cards in the accompanying form and not revoked will be voted at the Annual Meeting. The Board of Directors knows of no matters other than as listed in the attached Notice of Annual Meeting of Shareholders, which are likely to be brought before the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

SOLICITATION OF PROXIES

     Proxies will be solicited by certain of the Company's directors, officers and regular employees, without payment of any additional compensation to them. Proxies will be solicited by personal interview, mail and telephone. Any costs relating to such solicitation of proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors currently consists of nine directors divided into three classes, designated as Class A, Class B, and Class C. Each class is elected to a three-year term and the election of directors is staggered, so that only one class of directors is elected at each annual meeting of shareholders. The Class A directors' terms expire at the Annual Meeting. As such, shareholders of record as of April 7, 1998 will be entitled to vote on the election of three Class A directors for three-year terms at the Annual Meeting.

     Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. If any nominee for Director should be unable or decline to serve, the authority provided in the proxy to vote for the election of directors will be exercised to vote for a substitute or substitutes. As of the date of this Proxy Statement, management has no knowledge that any of the nominees will be unable or will decline to serve. None of the nominees has any family relationship among themselves. The Company's Articles of Incorporation and Bylaws contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by California law.

NOMINEES FOR ELECTION TO SERVE UNTIL THE 2001 ANNUAL MEETING OF SHAREHOLDERS (CLASS A NOMINEES)

     Each of the Company's nominees for election to the Board of Directors currently serves as a director of the Company. Each nominee first became a director of the Company in the year set forth below and has continually served as a director of the Company since then.

                                                                                 YEAR FIRST
                                                                                   BECAME
                                                                                A DIRECTOR OF
                                                                                     THE
          NAME            AGE                     POSITION                         COMPANY
          ----            ---                     --------                      -------------
John A. Booty...........  59     Director and Vice Chairman of the Board            1985
Robert P. Freeman.......  53     Director                                           1997
Howard G. Phanstiel.....  49     Chief Executive Officer and Chairman of the        1997
                                 Board

     JOHN A. BOOTY. Mr. Booty, one of the founders of the Company, retired from his employment with the Company in September 1996. Since his retirement, Mr. Booty has served as a consultant to the Company. He also served as interim President of the Company from October 1997 to January 1998 and as interim Chief Executive Officer of the Company from October 1997 to December 1997. From the date of the Company's inception in 1985 until September 1996, Mr. Booty served as President of the Company. Mr. Booty received a Bachelor's Degree at the University of California at Berkeley, from which he also holds a Master's Degree in Business Administration. Prior to founding the Company, Mr. Booty was with Ford Motor Company Aeronutronics, Development Research Associates, and Booz Allen and Hamilton, of which Mr. Booty was a Vice-President.

     ROBERT P. FREEMAN. Mr. Freeman is a Principal and Chief Investment Officer of Lazard Freres Real Estate Investors L.L.C. ("LFREI"), as well as a Managing Director of Lazard Freres & Co. LLC, which he joined in 1992. Mr. Freeman received a Juris Doctor Degree from Harvard Law School and a Bachelors Degree from Stanford University. He is currently a director of American Apartment Communities, Atlantic American Properties Trust, Commonwealth Atlantic Properties, The Fortress Group and Kapson Senior Quarters Corp.

     HOWARD G. PHANSTIEL. Mr. Phanstiel was appointed Chairman and Chief Executive Officer of the Company on December 5, 1997. Prior to joining the Company, Mr. Phanstiel was the Executive Vice President, Finance and Information Systems of Wellpoint Health Networks, Incorporated, a large managed care company, from December 1994 to September 1997. From 1989 to 1994, he served in various capacities at

Prudential Bache, including Chairman and Chief Executive Officer of Prudential Bache International Bank and Managing Director of Prudential Bache Securities, Inc. Mr. Phanstiel received his Bachelor's Degree and his Master of Public Administration Degree from Syracuse University.

INCUMBENT DIRECTORS

                                                         YEAR FIRST BECAME
                                                           A DIRECTOR OF
                NAME                  AGE    POSITION       THE COMPANY       CLASS
                ----                  ---    --------    -----------------    -----
R. Bruce Andrews....................  57     Director          1995             B
David P. Collins....................  60     Director          1985             B
Kenneth M. Jacobs...................  39     Director          1997             B
Maurice J. DeWald...................  58     Director          1995             C
Murry N. Gunty......................  31     Director          1997             C
John J. Rydzewski...................  45     Director          1995             C

     R. BRUCE ANDREWS. Mr. Andrews has served as President and Chief Executive Officer of Nationwide Health Properties, Inc. since September 1989 and a director of that company since October 1989. Mr. Andrews had previously served as a director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. Mr. Andrews is also a director of Alexander Haagen Properties, Inc.

     DAVID P. COLLINS. Mr. Collins has served the Company in several capacities since 1981. He is currently President of ARV Assisted Living International, Inc., a wholly owned subsidiary of the Company. From 1985 until January 1998, Mr. Collins acted as the Senior Executive Vice President of the Company. During his tenure with the Company, which began in 1981, Mr. Collins was in charge of Investor Relations and responsible for capital formation for the Company and affiliated entities. Prior to 1981, Mr. Collins was active in international finance. Mr. Collins received his Bachelors Degree from St. Anselm College, Manchester, New Hampshire.

     KENNETH M. JACOBS. Mr. Jacobs is a Managing Director in the Banking Group of Lazard Freres & Co. LLC, which position he has held since 1991. He received a Master of Business Administration Degree from Stanford Graduate School of Business and a Bachelor of Arts Degree from The University of Chicago.

     MAURICE J. DEWALD. Mr. DeWald is Chairman and Chief Executive Officer of Verity Financial Group, Inc., which he founded in 1992. Previously, Mr. DeWald was a Managing Partner and served on the Board of Directors of KPMG Peat Marwick. Mr. DeWald is currently a director of Tenet Healthcare Corporation, Dai-Ichi Kangyo Bank of California and Monarch Funds. Mr. DeWald received a B.B.A. Degree from the University of Notre Dame and serves on its School of Business Administration Advisory Council.

     MURRY N. GUNTY. Mr. Gunty is a Principal of LFREI, which he joined in 1995. From 1993 to 1995, he was associated with J.E. Robert Company, a real estate investment company. He is currently a director of Atlantic American Properties Trust, Kapson Senior Quarters Corp., The Fortress Group, and The Rubenstein Company. Mr. Gunty received a Master of Business Administration Degree from Harvard Business School and a Bachelor of Arts Degree from Harvard College.

     JOHN J. RYDZEWSKI. Mr. Rydzewski is an investment banker specializing in health care finance and has been a principal of Benedetto, Gartland & Company, Inc. since 1993. From October 1997 to December 1997, Mr. Rydzewski served as interim Chairman of the Board of ARV Assisted Living, Inc. Mr. Rydzewski served as Executive Vice-President and Chief Financial Officer in 1992 for Four Winds, Inc. He also served as a Vice President in the Health Care Finance group of Kidder, Peabody & Co. Incorporated from 1986 to 1992. He has served as a director of United Medical Corporation and Maxim Healthcare Corporation. Mr. Rydzewski received a Master of Business Administration Degree and a Bachelor of Science Degree from The Wharton School of the University of Pennsylvania.

INFORMATION ON COMMITTEES OF THE BOARD AND MEETINGS

     The Board established a Compensation Committee and an Audit Committee at or about the time of the initial public offering of the Company's common stock in October 1995. In addition, the Board has occasionally appointed special committees of one or more directors to analyze and/or take action on items of interest to the Board. The Company currently does not have a nominating committee and the full Board selects nominees for election of directors (subject to certain rights of Prometheus Assisted Living LLC ("Prometheus") under the Amended and Restated Stockholders Agreement dated October 29, 1997 between the Company, Prometheus and LFREI).

     The Compensation Committee establishes salaries, incentives and other forms of compensation for directors and executive officers, administers the 1995 Stock Option and Incentive Plan (the "1995 Stock Option Plan") and recommends policies relating to benefit plans. During the nine months ended December 31, 1997 ("Fiscal 1997"), the Compensation Committee consisted of John J. Rydzewski, Maurice J. DeWald and James M. Peters (who resigned as a director as of December 5, 1997). Mr. Peters was the Chairman of the Committee during Fiscal 1997 until his resignation. In January 1998, Mr. Rydzewski was named as Chairman and Murry
N. Gunty became a member of the Compensation Committee. The Compensation Committee met four times during Fiscal 1997 and at least two members were in attendance.

     The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Audit Committee, during Fiscal 1997, consists of Maurice J. DeWald, R. Bruce Andrews and John J. Rydzewski. In January 1998 Mr. DeWald was named the current Chairman of the Committee, and Robert P. Freeman replaced Mr. Rydzewski. The Audit Committee met three times in Fiscal 1997 and at least two members were in attendance.

     During Fiscal 1997, there were eight meetings of the Board and all directors attended at least 75% of the meetings of the Board.

COMPENSATION OF DIRECTORS

     Prior to January 28, 1998, non-employee directors received $12,000 as an annual retainer, paid quarterly in advance, and $500 for each meeting of the Board or committee of the Board that they attend. Commencing January 28, 1998, the annual retainer was increased to $18,000 and the per meeting fee to $1,000. In addition, an annual committee chairmanship fee of $3,000 was added as of January 28, 1998. John J. Rydzewski served as Chairman of the Board of the Company from October 1997 to December 1997 and received $18,750 for his services in such capacity. In October 1995, the Company established the 1995 Stock Option Plan which provides, among other things, that each non-employee director who is initially elected or appointed to the Board will, upon such election or appointment, be automatically granted an option to purchase 10,000 shares of Common Stock, vesting at the rate of 2,500 per year measured from the date of grant, at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, every fourth year following the date on which such non-employee director is elected or appointed, on the date of the annual meeting of the shareholders of the Company, if such person has continuously served as a non-employee director, such non-employee director shall automatically receive an option to purchase 10,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant, vesting at the rate of 2,500 per year measured from the date of grant. In addition, each non-employee director is granted 2,500 shares of restricted stock on the first business day of the year following a complete year of service.

THE COMPANY'S EXECUTIVE OFFICERS

     The following table sets forth-certain information regarding the executive officers of the Company as of December 31, 1997.

         NAME            AGE                    POSITION WITH THE COMPANY
         ----            ---                    -------------------------
Howard G. Phanstiel....  49    Chief Executive Officer, Chairman of the Board and Director
John A. Booty..........  59    Interim President and Vice Chairman of the Board
David P. Collins.......  60    Senior Executive Vice President and Director
Graham Espley-Jones....  37    Executive Vice President and Chief Financial Officer
Sheila M. Muldoon......  41    Vice President, Secretary and General Counsel
Eric K. Davidson.......  36    Senior Vice President

     For a description of the backgrounds of Messrs. Phanstiel, Booty and Collins, see "Information Concerning Nominees to the Board" and "Incumbent Directors." The biographical information for Mr. Espley-Jones, Ms. Muldoon and Mr. Eric Davidson are set forth below.

     GRAHAM P. ESPLEY-JONES. Mr. Espley-Jones has served as Chief Financial Officer of the Company since 1989, and prior to that time served the Company as Director of Finance. Mr. Espley-Jones graduated from Pepperdine University with a Master's Degree in Business Administration and from San Diego State University with a Bachelor's Degree in Business Administration. Prior to joining the Company in 1988, he served as the Controller for the real estate division of First California Savings Bank. Mr. Espley-Jones serves on the Executive Board of the American Senior Housing Association.

     SHEILA M. MULDOON. Ms. Muldoon has acted as the Company's General Counsel since April 1996, and prior to that time was employed as Assistant General Counsel since September 1994. Ms. Muldoon is also a Senior Vice President (as of March 19, 1998) and the Secretary of the Company. Prior to joining the Company, Ms. Muldoon was the General Counsel of Osprey Financial Group, Inc. From 1990 to 1993, she worked with the FDIC as a Senior Attorney in the Real Estate Section of the Legal Division. Prior to that time, Ms. Muldoon was a partner in the San Diego law firm of Higgs, Fletcher & Mack. Ms. Muldoon received her Bachelor of Arts Degree from the University of Notre Dame and her law degree from The Hastings College of the Law.

     ERIC K. DAVIDSON. Mr. Eric Davidson became the Senior Vice President of the Company in charge of acquisitions in April 1996. He has been employed by the Company since September of 1994. Prior to that time, Mr. Eric Davidson was a real estate broker with Cushman & Wakefield for more than nine years, specializing in commercial real estate transactions. Mr. Eric Davidson is a graduate of U.C. Berkeley.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table sets forth certain information with respect to compensation earned by individuals who served as Chief Executive Officer and the Company's four next most highly compensated executive officers whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers") in Fiscal 1997 and the fiscal years ended March 31, 1997 and 1996. In October 1997, the Company changed its fiscal year end from

March 31 to December 31. Accordingly, Fiscal 1997 (denoted below as 1997T) is the transition period beginning April 1, 1997 and ending December 31, 1997.

                                                                      LONG-TERM
                                         ANNUAL COMPENSATION         COMPENSATION        OTHER
             NAME AND                ---------------------------      AWARDS OF       COMPENSATION
        PRINCIPAL POSITION           YEAR     SALARY     BONUS     STOCK OPTIONS(1)    (2)(3)(4)
        ------------------           -----   --------   --------   ----------------   ------------
Howard G. Phanstiel,                  1997T  $ 16,186   $     --       150,000         $      685
  Chairman and CEO                    1997         --         --            --                 --
  (appointed December 5, 1997)        1996         --         --            --                 --
Gary L. Davidson,                     1997T   151,984     52,611            --          1,124,968
  Former Chairman, CEO and            1997    272,414     84,634        10,000(5)           8,483
  President (resigned October 13,     1996    263,100    140,785       101,085(5)          15,476
  1997)(5)
John A. Booty,                        1997T   245,075         --            --            306,716
  Interim President (October 13,
     1997                             1997    318,211     50,582            --              6,426
  to January 28, 1998) and CEO        1996    263,100    140,785        33,695             13,274
  (October 13, 1997 to December 5,
  1997)(6)
David P. Collins,                     1997T   157,467     39,366            --            826,479
  Senior Executive Vice President     1997    204,791     63,329        10,000              3,474
                                      1996    186,132    120,062        59,539              3,971
Graham P. Espley-Jones,               1997T   149,587     33,242            --              7,303
  Executive Vice President and        1997    193,882         --        10,000              7,226
  Chief Financial Officer             1996    166,000     33,000        33,618             12,485
Sheila M. Muldoon,                    1997T   132,250     15,583            --              4,502
  Vice President, General Counsel     1997    156,981      7,000        20,000              2,624
  and Secretary                       1996    112,000     21,500        10,000                 --
Eric K. Davidson,                     1997T   112,500     33,783            --              6,149
  Senior Vice President(7)            1997    132,230      6,167        20,000              5,741
                                      1996     96,667     20,000        30,655              5,827

---------------
(1) Options have been granted to certain of the Named Executive Officers as more fully described in "-- Option Grants in Last Year" below.

(2) Includes consulting fees from ARV Housing Partners, Inc., a former subsidiary of the Company. ARV Housing Partners, Inc. has been merged into the Company and all compensation from it was discontinued as of the fiscal year ended March 31, 1996. Fees paid by ARV Housing Partners, Inc. to the Named Executive Officers in the fiscal year ended March 31, 1996, are as follows: Mr. Gary Davidson -- $6,475; Mr. Booty -- $6,475 and Mr. Espley-Jones -- $11,000.

(3) Also includes premiums for term life, medical, dental and disability insurance purchased for the benefit of certain of the Named Executive Officers in the following amounts: Mr. Phanstiel -- $685; Mr. Gary
    Davidson -- $8,017, $8,483 and $9,001; Mr. Booty -- $6,716, $6,426 and
    $6,799; Mr. Collins -- $4,502, $3,474 and $3,971; Mr.
    Espley-Jones -- $7,303, $7,226 and $7,485; and Mr. Eric Davidson -- $6,149,
    $5,741 and $5,827 for Fiscal 1997 and for the fiscal years ended March 31, 1997 and 1996, respectively; and $4,502 and $2,624 for Fiscal 1997 and the fiscal year ended March 31, 1997 for Ms. Muldoon. These amounts represent insurance premiums paid by the Company beyond what it pays for other similarly situated employees.

(4) Includes payments in accordance with Separation Agreements (see "-- Employment Agreements"): Mr. Gary Davidson -- $1,116,951; Mr. Booty -- $300,000; and Mr. Collins -- $821,977.

(5) As of the date of Mr. Gary Davidson's resignation as President and Chief Executive Officer of the Company in October 1997, options granted to Mr. Gary Davidson in fiscal 1996 covering 33,695 shares of Common Stock had vested. Options granted to Mr. Gary Davidson in fiscal 1996 covering 67,390 shares of Common Stock and all of the options granted to Mr. Gary Davidson in the fiscal year ended March 31, 1997 were terminated upon such resignation.

(6) Mr. Booty retired as President of the Company on September 30, 1996 and was not an employee of the Company from October 1, 1996 through December 31, 1997. His bonus reflects the bonus earned under his employment agreement, and his salary includes compensation paid to Mr. Booty as a consultant from and after his retirement date of September 30, 1996 through December 31, 1997, including payments for acting as interim President and Chief Executive Officer from October 1997 to December 1997. Mr. Booty's compensation as a consultant and interim officer is discussed in "-- Employment Agreements."

(7) Regarding options to purchase Common Stock granted to Mr. Eric Davidson, options to purchase 30,655 shares were granted at an exercise price of $15.40 per share, 10% higher than their fair market value as of the date of grant, October 17, 1995.

  Option Grants in Last Fiscal Year

     The following table sets forth-certain information regarding options granted during Fiscal 1997 to the Named Executive Officers pursuant to the 1995 Stock Option Plan.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                         NUMBER OF      PERCENT OF                                     ANNUAL RATES OF STOCK
                         SECURITIES   TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                         UNDERLYING     GRANTED TO     EXERCISE                           OPTION TERM(3)
                          OPTIONS      EMPLOYEES IN      PRICE        EXPIRATION      -----------------------
          NAME           GRANTED(1)   FISCAL YEAR(2)   PER SHARE         DATE             5%          10%
          ----           ----------   --------------   ---------   ----------------   ----------   ----------
Howard G. Phanstiel.....  150,000          69.9%        $15.125    December 5, 2007   $1,426,805   $3,615,803
Gary L. Davidson........       --            --              --           --                  --           --
John A. Booty...........       --            --              --           --                  --           --
David P. Collins........       --            --              --           --                  --           --
Graham P.
  Espley-Jones..........       --            --              --           --                  --           --
Sheila M. Muldoon.......       --            --              --           --                  --           --
Eric K. Davidson........       --            --              --           --                  --           --

---------------
(1) These options were granted for a term of 10 years, subject to termination in certain events related to termination of employment, and become exercisable in four annual installments beginning on October 17, 1999.

(2) In Fiscal 1997, the Company granted options to employees to purchase an aggregate of 214,500 shares under the 1995 Stock Option Plan and this number was used in calculating the percentage set forth in this column. During Fiscal 1997, options to purchase 150,890 shares under the 1995 Stock Option Plan were canceled due to termination of employment.

(3) Assumed rates of stock price appreciation are calculated based on requirements promulgated by the Securities and Exchange Commission and are for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. There can be no assurance that the assumed rates of appreciation will be achieved.

  Fiscal Year-End Option Values.

     None of the Named Executive Officers exercised options during Fiscal 1997. The following table sets forth certain information regarding options held as of the end of such fiscal year by each of the Named Executive Officers.

                                                                                          VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                   ACQUIRED                  OPTIONS AT YEAR-END             AT YEAR-END(1)
                                      ON       VALUE     ---------------------------   ---------------------------
              NAME                 EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 --------   --------   -----------   -------------   -----------   -------------
Howard G. Phanstiel..............       --         --          --         150,000        $    --       $131,250
Gary L. Davidson.................       --         --      33,695              --         67,390             --
John A. Booty....................       --         --      33,695              --         67,390             --
David P. Collins.................       --         --      39,693          29,846         79,386         87,192
Graham P. Espley-Jones...........       --         --      22,412          21,206         44,824         69,912
Sheila M. Muldoon................       --         --       2,500          27,500          5,000        110,000
Eric K. Davidson.................       --         --       7,664          42,991          6,261        107,132

---------------
(1) Options are "in-the-money" if the fair market value of the underlying securities on that date exceeds the exercise price of the option. The amount set forth represents the difference between the fair market value of the securities underlying the options on December 31, 1997, based on the last sale price of $16.00 per share of Common Stock on that date (as reported on the American Stock Exchange) and the exercise price of the options, multiplied by the applicable number of options, without giving effect to the diminution of value attributable to the restrictions on such stock.

  Employment Agreements

     The Company has entered into employment agreements with each of the Named Executive Officers.

     On December 5, 1997, the Company entered into an employment agreement with Howard G. Phanstiel. Mr. Phanstiel's employment agreement has an initial termination date of December 5, 2000; provided, however, that if the Company has not given Mr. Phanstiel written notice of the Company's intent to terminate the agreement at least two years prior to the termination date, the term will automatically be extended for successive periods of one year. Mr. Phanstiel's employment agreement requires him to devote his full productive time to the Company during the term of the agreement, unless otherwise permitted by the Board, and to refrain from competing with the Company in the business of assisted living or long-term healthcare for a period of one year following expiration of the term of the agreement.

     Mr. Phanstiel's employment agreement provides for a base salary, performance-based increases in the base salary each year beginning in 1999, a guaranteed bonus of $93,750, and additional bonuses based on the achievement of agreed-upon targets in the range of $31,250 to $156,250. Mr. Phanstiel was granted an option to purchase 150,000 shares of Common Stock upon the execution of his employment agreement and, as of January 2, 1998, received an additional option to purchase 100,000 shares of Common Stock. Mr. Phanstiel's employment agreement provides that the Company may terminate Mr. Phanstiel without cause by making him a payment equal to the greater of (i) the sum of his current annual base salary plus minimum bonus and (ii) the sum of his current annual base salary plus his minimum bonus divided by 12 and multiplied by the number of remaining months under the employment agreement, and, in addition, the payment by the Company of premiums of COBRA benefits for the maximum period of eligibility. The agreement further provides that if Mr. Phanstiel voluntarily terminates his employment with the company, he will receive a lump-sum payment equal to three months' base salary. The covenant not to compete discussed above is not applicable, however, in the event severance pay is waived.

     Employment agreements with Messrs. Gary Davidson, Booty, Collins and Espley-Jones (referred to collectively as the "Four Executive Officers"), commenced October 1, 1995 and provide for an initial termination date of September 30, 1998, however, the employment agreements of Messrs. Davidson, Collins and Espley-Jones provide that each of them be given at least two years' notice prior to the termination date. As discussed below, the employment agreement with Mr. Booty was terminated on October 1, 1996 after Mr. Booty's retirement as an officer of the Company, and the employment agreement with Mr. Gary Davidson was terminated on October 13, 1997 after Mr. Davidson resigned as an officer of the Company. The employment agreement with Mr. Collins was terminated effective December 31, 1997 and Mr. Collins resigned as an officer of the Company as of January 28, 1998.

     The agreements with the Four Executive Officers require the Four Executive Officers to devote their full productive time to the Company during the term of the agreements and to refrain from competing with the Company in the business of assisted living or long-term healthcare for a period of one year following expiration of the term of the agreements. Such employment agreements include provisions for a base salary paid on a monthly basis (the "Base Salary"), annual increases in Base Salary based on increases in the Consumer Price Index, guaranteed bonuses each quarter equal to 6.25% of Base Salary (the "Minimum Bonus") (Mr. Espley-Jones does not receive Minimum Bonuses), and additional bonuses no later than May 1 of each year, determined in the discretion of the Board, based on earnings of the Company and other criteria as determined by the Compensation Committee of the Board. No discretionary bonuses were earned by the Four Executive Officers. The employment agreements provide that the Company may terminate any of the Four Executive

Officers without cause by making such individual a cash payment equal to the greater of (i) one year's Base Salary and, if applicable, Minimum Bonus, or (ii) the current annual Base Salary and, if applicable, Minimum Bonus divided by 12 and multiplied by the number of remaining months under the employment agreement, and, in addition, the payment by the Company of premiums of COBRA benefits for the maximum period of eligibility. The agreements further provide that if any of the Four Executive Officers voluntarily terminates his employment with the Company, he will receive a lump-sum payment equal to 3 months' Base Salary. The covenant not to compete discussed above is not applicable, however, in the event severance pay is waived.

     Mr. Gary Davidson's employment agreement was terminated upon his resignation as the Chairman, Chief Executive Officer and President and as a Director of the Company effective as of October 13, 1997. In connection with Mr. Gary Davidson's resignation, the Company and Mr. Gary Davidson entered into a Confidential Separation Agreement dated as of October 13, 1997 ("Davidson's Separation Agreement"). Under Davidson's Separation Agreement, Mr. Gary Davidson was paid $526,100 on October 24, 1997 and an additional $526,100 on January 2, 1998. Davidson's Separation Agreement contains customary non-disparagement and confidentiality provisions. Concurrently with the execution of Davidson's Separation Agreement, Mr. Gary Davidson and the Company executed a mutual release of all claims against one another, and the Company waived the covenant not to complete.

     Mr. Booty's employment agreement was terminated upon his retirement as of October 1, 1996. Following the termination of Mr. Booty's employment agreement, the Company and Mr. Booty entered into a consulting agreement under which it was agreed that Mr. Booty would be paid varying amounts not to exceed $30,000 per month through September 30, 1997 and $15,000 per month thereafter through September 30, 1998. Upon Mr. Booty's appointment as interim President and Chief Executive Officer of the Company as of October 13, 1997, the consulting agreement was amended to provide that Mr. Booty would be paid a salary of $29,250 per month during his term as an interim officer of the Company, and compensated at a rate of $15,000 per month for 18 months following his term as interim officer. The consulting agreement further provided that upon a "change of control" (as described in " Change in Control Arrangements") at any time during the term of the agreement, Mr. Booty would be paid in full the entire amount outstanding under the consulting agreement. Mr. Booty ceased to act as interim Chief Executive Officer on December 5, 1997, when Mr. Phanstiel was hired by the Company. Effective December 31, 1997, the consulting agreement was terminated and Mr. Booty retired as President of the Company on January 28, 1998. In connection with the termination of Mr. Booty's consulting agreement, the Company and Mr. Booty entered into a Separation Agreement effective as of December 31, 1997 ("Booty's Separation Agreement"). Under Booty's Separation Agreement, Mr. Booty was paid $5,000 in January 1998 for continuing to act as Interim President until January 28, 1998, and $300,000 in February 1998 for termination of his consulting agreement.

     Mr. Collins' employment agreement was terminated effective as of December 31, 1997, and he resigned as Senior Executive Vice President of the Company on January 28, 1998. In connection with the termination of Mr. Collins' employment agreement, the Company and Mr. Collins entered into a Separation Agreement ("Collins' Separation Agreement"). Under Collins' Separation Agreement, he was paid approximately $17,500 in January 1998 for continuing to act as Senior Executive Vice President until January 28, 1998, and he was paid approximately $822,000 in February 1998.

     The Company has entered into written employment agreements, as amended, with Ms. Muldoon and Mr. Eric Davidson (the "Two Executive Officers") commencing April 23, 1997. The agreements require the Two Executive Officers to devote their full productive time to the Company during the term of the agreement and to refrain from competing with the Company in the business of assisted living or long-term healthcare for a period of one year following expiration of the term of the agreement.

     The agreements for the Two Executive Officers include provisions for a base salary paid on a monthly basis (the "Base Salary"), annual increases in Base Salary and bonuses no later than December 31 of each year, both as determined at the discretion of the Compensation Committee following receipt of recommendations therefore from management of the Company. The Two Executive Officers have also been granted certain stock options. The Company may terminate the Two Executive Officers without cause by making them a cash payment equal to one year's Base Salary. If either of the Two Executive Officers voluntarily terminates employment with the Company such person will receive a lump-sum payment equal to three months' Base Salary. The covenant not to compete discussed in the preceding paragraph is not applicable, however, in the event severance pay is waived.

  Change in Control Arrangements.

     To better assure that the Named Executive Officers would continue to provide independent leadership consistent with the Company's best interests in the event of an actual or threatened change of control of the Company, the employment agreements of each of the Named Executive Officers provide certain protections in the event of a change in control. A "change in control" of the Company is defined as a change in ownership such that any one person, or more than one person acting as a group, would have possession of more than 50% of the total fair market value or the total voting power of the capital stock of the Company; or a change in effective control of the Company such that any one person or more than one person acting as a group would acquire ownership of capital stock possessing 50% or more of the voting power of the Company, or a majority of the members of the Board was replaced during any 12 month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of such appointment or election; or a change in the ownership of a substantial portion of the Company's assets such that any one person or more than one person acting as a group would acquire, within a 12 month period, assets from the Company having a total fair market value equal to or more than 33 1/3% of the total fair market value of all of the assets of the Company immediately prior to such acquisitions. Upon any "change in control," the Named Executive Officers other than Mr. Phanstiel whose employment agreements have not otherwise been terminated are entitled to receive lump sum payments equal to three times the total compensation received during the immediately preceding calendar year in the event their employment is terminated, voluntarily or involuntarily, within three months thereafter. In addition, the stock option agreements between the Company and the Named Executive Officers (other than Mr. Booty and Mr. Davidson) include a provision authorizing the Compensation Committee to accelerate vesting of the options, and the Compensation Committee has authorized such vesting acceleration in the Employment Agreements discussed above in the event of a change in control.

     Mr. Phanstiel's employment agreement also provides for certain protections in the event of a change in control. Mr. Phanstiel's employment agreement defines a "change in control" as any of the following: (i) the acquisition by any person or group of greater than 50% of the combined voting power of the Company's outstanding voting securities; (ii) the acquisition by any person other than Prometheus of greater than 20% of the Company's outstanding voting securities if the Board determines that a change of control has occurred; (iii) the replacement of a majority of the members of the Board during any 12 month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of such appointment or election; or (iv) the date on which any person acquired assets from the Company that have total fair market value equal to or more than 33 1/3% of the total fair market value of all of the assets of the Company. Following a change of control, in the event that Mr. Phanstiel's employment is terminated for any reason, with or without cause, voluntarily within nine months of the change of control, or involuntarily within 12 months of a change of control, in lieu of his severance payment, if any, the Company will pay Mr. Phanstiel the sum of (i) his base salary, (ii) his accrued vacation pay, (iii) reimbursement for expenses through the date of the change of control, and (iv) either three times the sum of his base salary, minimum bonus, additional bonus, and other compensation received in the preceding calendar year, plus two times the minimum bonus or, if the change of control occurs before December 5, 1998, three times his base salary plus six times the minimum bonus. In addition, in the event that Mr. Phanstiel's employment is terminated voluntarily within nine months of a change of control or involuntarily within 12 months of a change of control, any stock options held by Mr. Phanstiel will become fully vested.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board established the Compensation Committee of the Board (the "Committee") in November 1995. The Committee consists of three non-employee directors. The Committee is responsible for administering the Company's 1995 Stock Option and Incentive Plan and administering the Company's executive compensation programs. The objectives of these programs are to pay competitively in order to attract qualified personnel given the Company's needs; retain and motivate these executives to superior performance; link individual compensation to individual and company performance; and align executives' financial interests with those of the Company's shareholders.

     The basic compensation for Howard G. Phanstiel is as specified in his employment agreement, which was approved by the Compensation Committee on December 5, 1997. Mr. Phanstiel's employment agreement has an initial termination date of December 5, 2000; provided, however, that if the Company has not given Mr. Phanstiel written notice of the Company's intent to terminate the agreement at least two years prior to the termination date, the term will automatically be extended for successive periods of one year.

     Basic compensation levels for three of the Named Executive Officers (Messrs. Gary Davidson, Collins and Espley-Jones, collectively referred to in this Report as the "Three Executive Officers") for Fiscal 1997 were set prior to the Company's initial public offering and prior to the creation of the Committee. As a privately-held company and prior to the creation of the Committee, the Company's compensation procedures were determined by the Board of Directors and were informal. Commencing on October 1, 1995, Messrs. Gary Davidson, Chairman and Chief Executive Officer; Collins, Senior Executive Vice President; and Espley-Jones, Chief Financial Officer, entered into three year employment agreements with the Company ending September 30, 1998, subject to automatic renewal unless otherwise notified. During the fiscal year ended March 31, 1997 and in July of 1997, the agreements for Messrs. Gary Davidson, Collins and Espley-Jones were amended to state that each of the named individuals be given at least two years' notice prior to the termination date. Mr. Gary Davidson resigned as President, Chief Executive Officer, Director and Chairman of the Board of the Company in October 1997. Mr. Collins' employment agreement was terminated effective December 31, 1997.

     John A. Booty's employment agreement with the Company terminated upon his retirement effective October 1, 1996. Following the termination of Mr. Booty's employment agreement, the Company and Mr. Booty entered into a consulting agreement under which it was agreed that Mr. Booty would be paid varying amounts not to exceed $30,000 per month through September 30, 1997 and $15,000 per month thereafter through September 30, 1998. Upon Mr. Booty's appointment as interim President and Chief Executive Officer of the Company in October 1997, the consulting agreement was amended to provide that Mr. Booty would be paid a salary of $29,250 per month during his term as an interim officer of the Company, and would be compensated at a rate of $15,000 per month for the 18 months following his term as interim officer. Mr. Booty's term as interim officer ended on January 28, 1998.

     Compensation levels for the remaining two Named Executive Officers, Sheila
M. Muldoon and Eric K. Davidson (collectively, the "Two Executive Officers") are examined yearly when the Compensation Committee reviews the compensation of all officers and highly-compensated employees of the Company. The Company entered into written employment agreements, as amended, with the Two Executive Officers commencing April 23, 1997 under which they may be terminated without cause upon receipt of a cash payment equal to 12 months' base salary.

  Fiscal 1997 Executive Compensation Components

     Executive compensation consists of three components: base salary, bonus and long-term incentive awards. The Company also relies on the recommendations of the Chairman in matters related to the individual performance of the employees of the Company, other than himself, Mr. Collins and Mr. Espley-Jones, because the Committee believes they are the most qualified to make this assessment.

     Base Salary. Base salaries for the Named Executive Officers (other than Mr. Booty) were established in their respective employment contracts, resulting in payment, during Fiscal 1997, of $9,414, $216,735, $157,467, $149,587, $132,250,
and $112,500 to Mr. Phanstiel, Mr. Gary Davidson, Mr. Collins, Mr. Espley-Jones, Ms. Muldoon and Mr. Eric Davidson, respectively. The base salary of Mr. Phanstiel provides for performance-based increases in base salary each year. The base salaries of the Three Executive Officers are increased annually on April 1 by a percentage equal to the Consumer Price Index, subject to a floor of three percent (3%) and a ceiling of eight percent (8%). The base salaries of the Two Executive Officers may be increased annually at the discretion of the Committee.

     Bonus. Mr. Phanstiel is entitled to a guaranteed bonus of $93,750 and additional bonuses based on achievement of agreed-upon targets in the range of $31,250 to $156,250.

     The employment contracts of two of the Three Executive Officers (Messrs. Gary Davidson and Collins) provide for a minimum bonus of 25% of their respective base salary to be paid to them in quarterly installments. During Fiscal 1997, minimum bonuses of $52,611 and $39,366 were paid or accrued to Messrs. Gary Davidson and Collins, respectively. Each of the Three Executive Officers' contracts provide for discretionary bonuses to be set by the Compensation Committee based on the earnings of the Company and other criteria determined by the Compensation Committee. The Compensation Committee established bonus criteria for Messrs. Gary Davidson, Collins and Espley-Jones for Fiscal 1997 tied to the profitability of the Company as measured by net income before tax, exclusive of extraordinary items. Because the Company did not meet the profitability criteria established by the Compensation Committee for Fiscal 1997, no discretionary bonuses were paid to Messrs. Gary Davidson, Collins and Espley-Jones.

     Regarding the Two Executive Officers, bonuses are awarded at the discretion of management. In Fiscal 1997, bonuses of $15,583 and $33,783 were earned by to Ms. Muldoon and Mr. Eric Davidson, respectively, in recognition of performance in 1997.

     Long Term Incentive Awards. Stock options are granted to provide a long-term incentive opportunity that is directly linked to shareholder value. Howard G. Phanstiel was granted options to purchase 150,000 shares of Common stock during Fiscal 1997. The exercise price is equal to the market value of the Common Stock on the date of grant ($15.125 per share), and the options become exercisable in 25% annual increments on October 17 of 1999, 2000, 2001 and 2002, respectively.

     In Fiscal 1997, stock options were granted by the Company to nine employees, all of whom were hired in that period

  Policy with Respect to Section 162(m)

     Section 162(m) of the Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in the Company's proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. For Fiscal 1997, the Committee does not contemplate that there will be any such nondeductible compensation.

     Additional information concerning the salary, bonus and stock awards for the Company's Named Executive Officers can be found in the tables appearing under "Executive Compensation."

                                          THE COMPENSATION COMMITTEE

                                          John J. Rydzewski, Chairman
                                          Maurice J. DeWald
                                          Robert P. Freeman

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of a peer group of ten assisted living companies selected by the Company (the "New Peer Group"), a peer group of three assisted living companies previously selected by the Company (the "Old Peer Group"), the Nasdaq Composite Stock Index and the AMEX Market Value Index, each for the period from October 19, 1995 to December 31, 1997. The performance graph assumes the investment of $100 on October 19, 1995 in the Common Stock and in each index (except the AMEX Market Value Index, which assumes investment on September 30, 1995), and that all dividends were reinvested.

     The New Peer Group consists of Alternative Living Services, Inc.; Assisted Living Concepts, Inc.; Atria Communities, Inc.; Carematrix Corporation; Emeritus Corporation; Greenbriar Corporation; Emeritus Corporation; Just Like Home, Inc.; Karrington Health, Inc.; Regent Assisted Living, Inc.; and Sunrise Assisted Living, Inc. The Old Peer Group consists of Assisted Living Concepts, Inc.; Just Like Home, Inc.; and Regent Assisted Living, Inc. The Company selected the New Peer Group for this Proxy Statement because the Company believes that the New Peer Group is a better comparative index than the Old Peer Group due to the fact that it is broader and includes more of the Company's closest competitors. All of the companies in the New Peer Group and the Old Peer Group are weighted by their respective market capitalization.

     The Nasdaq Composite Stock Index has historically been the broad equity index against which the Common Stock has been measured because, prior to November 1997, the Common Stock was quoted on the Nasdaq National Market. In November 1997, the Company listed the Common Stock on the American Stock Exchange and quotation of the Common Stock on the Nasdaq National Market was terminated. Accordingly, the Company has included the AMEX Market Value Index in this Proxy Statement and will use such index, rather than the Nasdaq Composite Stock Index, for comparison in future Proxy Statements.

                COMPARISON OF 26 MONTH CUMULATIVE TOTAL RETURN*
     AMONG ARV ASSISTED LIVING, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
      THE AMEX MARKET VALUE INDEX, A NEW PEER GROUP AND AN OLD PEER GROUP

                             'ARV                                         NASDAQ          AMEX
  MEASUREMENT PERIOD       ASSISTED        NEW PEER       OLD PEER        STOCK          MARKET
 (FISCAL YEAR COVERED)   LIVING, INC.'      GROUP          GROUP          MARKET         VALUE
10/19/95                      100            100            100            100            100
3/96                          121            115             94            106            105
3/97                           70             84             62            117            107
12/97                         114            126             86            152            130

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 7, 1998 (based on a total of 15,860,998 outstanding shares of Common Stock) by (i) each of the Company's directors, (ii) each of the Named Executive Officers and (iii) all executive officers and directors as a group. Except as otherwise indicated, the Company believes the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

     Amounts and percentages listed below include warrants and options that are exercisable within 60 days of April 7, 1998.

                                                      SHARES BENEFICIALLY   PERCENTAGE OF SHARES
      NAME AND ADDRESS OF BENEFICIAL OWNER(1)                OWNED           BENEFICIALLY OWNED
      ---------------------------------------         -------------------   --------------------
Robert P. Freeman(2)................................       7,595,069               47.9%
Murry N. Gunty(2)...................................       7,595,069               47.9%
Kenneth M. Jacobs(2)................................       7,595,069               47.9%
John A. Booty(3)(4).................................         592,551                3.7%
David P. Collins(3)(5)..............................         558,614                3.5%
Graham P. Espley-Jones(6)...........................         274,964                1.7%
Howard G. Phanstiel.................................               0                   *
Sheila M. Muldoon(7)................................           3,500                   *
Eric K. Davidson(8).................................          14,616                   *
R. Bruce Andrews(9).................................           7,500                   *
Maurice J. DeWald(9)................................           8,500                   *
John J. Rydzewski(9)(10)............................          12,500                   *
All directors and executive officers as a group (12
  persons)..........................................       9,067,814               56.7%

---------------
  *  Less than 1%.

 (1) Except where otherwise noted, the address of the Company's directors and executive officers is c/o ARV Assisted Living, Inc., 245 Fischer Avenue, Costa Mesa, California 92626.

 (2) Messrs. Freeman and Gunty are each Directors of Kapson Senior Quarters and The Fortress Group, as well as being Principals of LFREI, the managing member of Prometheus. Mr. Freeman also serves as Chief Investment Officer for LFREI. Messrs. Freeman and Jacobs are each Managing Directors of Lazard Freres & Co, LLC, the managing member of LFREI. Each of Messrs. Freeman, Gunty and Jacobs have shared voting and investment power over the securities held by Prometheus and each may be deemed to beneficially own Prometheus' shares. Each of Messrs. Freeman, Gunty and Jacobs disclaims beneficial ownership of Prometheus' shares except to the extent of their pecuniary interest therein.

 (3) Excludes 329,600 shares owned of record by the Company's employee stock ownership plan (the "ESOP"), of which Messrs. Booty and Collins are trustees.

 (4) Of the 592,551 shares beneficially owned by Mr. Booty, 388,028 shares are held by the Booty Family Trust (as to which Mr. Booty has shared voting and investment power), 1,828 shares are held in Mr. Booty's name alone, 84,500 shares are owned by the Karen A. Booty Charitable Remainder Trust of which Mr. Booty has sole voting and investment power, and the remaining 84,500 shares are owned by the John A. Booty Charitable Remainder Uni Trust (of which Mr. Booty has sole voting and investment power), and the remaining 33,695 shares are subject to options exercisable within 60 days of April 7, 1998. Excludes 9,724 shares beneficially owned by Mr. Booty held of record by the ESOP as of December 31, 1997.

 (5) Of the 558,614 shares beneficially owned by Mr. Collins, 98,678 are held of record by the D & V Collins Family Limited Partnership (as to which Mr. Collins has shared voting and investment power), 410,501 shares are held by the Collins Family Community Property Trust (as to which Mr. Collins has shared voting and investment power), 9,743 shares are held by the David P. Collins Annuity Trust, and the remaining 39,692 shares are subject to options exercisable within 60 days of April 7, 1998. Excludes 8,531 shares beneficially owned by Mr. Collins held of record by the ESOP on December 31, 1997.

 (6) Of the 274,964 shares beneficially owned by Mr. Espley-Jones, 22,412 shares are subject to options exercisable within 60 days of April 7, 1998. Excludes 5,672 shares beneficially owned by Mr. Espley-Jones held of record by the ESOP as of March 31, 1997.

 (7) Of the 3,500 shares beneficially owned by Ms. Muldoon, 1,000 shares beneficially owned by Ms. Muldoon are held of record by Charles Schwab & Co. Inc. IRA Rollover and 2,500 shares are subject to options exercisable within 60 days of April 7, 1998. Excludes 73 shares beneficially owned by Ms. Muldoon held of record by the ESOP as of December 31 1997.

 (8) Of the 14,684 shares beneficially owned by Mr. Eric Davidson, 4,000 are held of record by Eric K. Davidson UTA Fidelity 401(k) and 249 are held by Eric K. Davidson UTA Principal Financial 401(k) and 10,435 shares are subject to options exercisable within 60 days of April 7, 1998. Excludes 405 shares beneficially owned by Mr. Eric Davidson held of record by the ESOP on December 31, 1997.

 (9) Of the shares beneficially owned by Messrs. Andrews, DeWald and Rydzewski, as non-employee directors, each of them has options exercisable within 60 days of April 7, 1998 to purchase 5,000 shares.

(10) 5,000 of the shares beneficially owned by Mr. Rydzewski are held of record by Merrill Lynch Custodian FBO Benedetto, Gartland & Company, SEP FBO John
     J. Rydzewski.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of April 7, 1998, the following persons are known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock. The numbers shown on the table should be interpreted in light of the related footnote.

                          NAME AND ADDRESS OF             AMOUNT AND NATURE OF
TITLE OF CLASS              BENEFICIAL OWNER              BENEFICIAL OWNERSHIP   PERCENT OF CLASS
--------------            -------------------             --------------------   ----------------
Common          Prometheus Assisted Living LLC(1)              7,595,069              47.9%
                Thirty Rockefeller Plaza, 63rd Floor
                New York, NY 10020

---------------
(1) According to the schedule 13D filed on January 26, 1998 by Prometheus Assisted Living LLC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Two members of the Compensation Committee during Fiscal 1997, Messrs. DeWald and Peters (who has since resigned) are not present or former employees of the Company and have no relationships with the Company requiring disclosure pursuant to rules promulgated by the Securities and Exchange Commission. From and after January 1998, Mr. Rydzewski has no relationship requiring such disclosure. However, in 1996, the Company retained Benedetto, Gartland and Company, Inc., of which Mr. Rydzewski is a Principal, to act as financial adviser concerning the Company's investment in Senior Income Fund, L.P., a Delaware limited partnership that owns four congregate care facilities in Southern California.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     John A. Booty, former President of the Company and the current Vice Chairman of the Board of Directors, provided consulting services to the Company for which Mr. Booty was paid a varying sum not to exceed $30,000 per month for development and acquisition services. During Fiscal 1997 and the fiscal year ended March 31, 1997, Mr. Booty was paid $175,000 and $180,000 for consulting services, respectively. Mr. Booty's consulting agreement was terminated as of December 31, 1997.

     The Company utilizes the services of J&D Design, as well as others, for interior design work at its facilities. The principal of J&D Design is Joan Davidson, wife of Senior Vice President Eric Davidson and daughter-in-law of the former Chairman, President and Chief Executive Officer Gary Davidson. Services provided by J&D Design include design work and the purchase of furniture, fixtures and equipment ("FF&E") for developed facilities and rehabilitation of existing or newly acquired facilities. The Company paid J&D Design approximately $755,000, $431,000 and $328,000 for Fiscal 1997 and the fiscal years ended March 31, 1997 and March 31, 1996, respectively, a portion of which was for design services and a portion of which was for reimbursement of costs for FF&E.

     Mr. R. Bruce Andrews, a member of the Board of Directors, is President of Nationwide Health Properties, Inc. ("NHP"), a Health Care REIT. NHP is the owner of 16 assisted living communities ("ALCs") which are leased to the Company. Of that number, leases for 13 ALCs were entered into prior to November 29, 1995, the date Mr. Andrews became a Board member, and leases for three ALCs were entered into during Mr. Andrews' tenure as Board member. Lease payments have aggregated approximately $8.2 million, $10.3 million and $3.7 million for Fiscal 1997, the fiscal year ended March 31, 1996 and from November 1, 1995 through March 31, 1996, respectively.

     John J. Rydzewski, a Director of the Company, a member of the Compensation Committee and a former member of the Audit Committee, is a principal in the investment banking firm of Benedetto, Gartland and Company, Inc. ("BG&C"). The Company retained BG&C to provide advice concerning the Company's investment in Senior Income Fund L.P., a Delaware limited partnership owning four congregate care facilities in Southern California, in 1996.

     Robert P. Freeman, a Director of the Company, is a Principal and Chief Investment Officer of LFREI, the managing member of Prometheus Assisted Living, LLC, as well as a Managing Director of Lazard Freres & Co., LLC, the managing member of LFREI. Murry N. Gunty, a Director of the Company, is a Principal of LFREI, the managing member of Prometheus Assisted Living, LLC. Messrs. Freeman and Gunty both serve as Directors of Kapson Senior Quarters Corp. and The Fortress Group. Kenneth M. Jacobs, also a Director of the Company, is a Managing Director of Lazard Freres & Co., LLC, the managing member of LFREI. On October 29, 1997, Prometheus committed to purchase $60,000,000 aggregate principal amount of the Company's 6.75% Convertible Subordinated Notes due 2007. Pursuant to a related agreement, Prometheus previously purchased 1,921,012 shares of Common Stock for an aggregate purchase price of $26,894,168. In connection with these transactions, the Company entered into a registration rights agreement with Prometheus and a Stockholders Agreement with Prometheus and LFREI. Pursuant to the registration rights agreement between the Company and Prometheus, the Company granted Prometheus limited demand registration rights to facilitate the resale of certain securities owned by it and certain piggyback rights to sell a portion of its securities in connection with certain offerings of securities of the Company.

     Pursuant to the Stockholders Agreement, as amended, as of October 30, 1997, the Board was expanded to its current authorized number of nine members, and Messrs. Freeman, Jacobs and Gunty, each nominees of Prometheus, were appointed as Directors of the Company. Until the occurrence of a Termination Event (which shall occur if either (i) Prometheus no longer owns at least 5% of the Common Stock on a fully diluted basis or (ii) Prometheus no longer owns at least $25 million of Common Stock), at each annual or special meeting of shareholders of the Company, Prometheus will have the right pursuant to the Stockholders Agreement and the Company's Bylaws to designate three nominees to the Board if the Board is a single class or one designee per class if the Board is divided into three classes. The Company has agreed to support the nomination and the election of each designee of Prometheus to the Board, and the Company will exercise all authority under applicable law to cause each designee of Prometheus to be elected to the Board.

     The Stockholders Agreement, as amended, further provides that during a standstill period of three years (which period is subject to early termination in certain circumstances), Prometheus will be subject to certain limitations and restrictions relating to, among other matters, acquisitions of additional shares of Common Stock (generally limiting Prometheus to beneficially owning no more than 49.9% of the shares of Common Stock on a fully diluted basis), transfers of Common Stock held by Prometheus and seeking representation on the Board other than as contemplated by the Stockholders Agreement. In addition, during the standstill period, Prometheus is required to vote all shares of Common Stock owned by it representing an aggregate ownership in excess of 35.8% of the outstanding shares of Common Stock in one of the following two manners: (x) in accordance with the recommendation of the Board or (y) proportionally in accordance with the votes of the other holders of Common Stock. Prometheus is also required to vote its shares of Common Stock in favor of the election of all directors nominated by the nominating committee of the Company, if any, or the Board, provided such nominations are in accordance with certain provisions of the Amended Stockholders Agreement. Prometheus currently owns 7,595,069 shares, or approximately 47.9%, of the Common Stock of the Company.

     Pursuant to a voting agreement entered into in connection with Prometheus' investment in the Company, John A. Booty, a Director of the Company, David P. Collins, a Director of the Company, and Graham P. Espley-Jones, Executive Vice President and Chief Financial Officer of the Company, agreed to vote all of the shares of Common Stock beneficially owned by them in favor of the directors nominated by (a) Prometheus and (b) the nominating committee of the Board, if any, or the Board. The voting agreement expires concurrently with the termination of the Stockholders Agreement, and it does not restrict disposition of the subject shares. As of April 7, 1998, Messrs. Booty, Collins and Espley-Jones beneficially owned (inclusive of shares underlying options exercisable in the 60 days following April 7, 1998) 592,551, 558,614 and 274,964 shares of Common Stock, respectively, representing 3.7%, 3.5% and 1.7% of the outstanding shares of Common Stock, respectively.

     To address certain structural issues in connection with tax credit partnerships, Pacific Demographics Corporation ("Pacific Demographics") (formerly ARVTC, Inc.), was formed in August 1994 by Messrs. Gary Davidson, Booty, Collins and Espley-Jones, as well as two former Company officers, to provide certain development services for these partnerships in exchange for cash and deferred development fees generated by the tax credit partnerships. In order to lessen potential conflicts of interest, in July 1995, the Company's then principal shareholders, who included but were not limited to Messrs. Gary Davidson, Booty, Collins and Espley-Jones sold Pacific Demographics, Inc. to the Company for $100,000 in cash. In addition, they formed a general partnership, Hunter Development ("Hunter") and became co-developers with Pacific Demographics and retained the right to receive 20% of all developer fees up to a maximum of $850,000. Subsequently, each of the general partners of Hunter assigned his interest in Hunter to Redhill Development, LLC. Of the maximum amount of $850,000 which could be distributed, approximately $206,600 has been distributed through December 31, 1997 of which Messrs. Gary Davidson, Booty, Collins and Espley-Jones have received approximately $55,300, $55,300, $32,500 and $18,400, respectively. During March 1996, $5.2 million of current and future receivables were sold to former employees of the Company in exchange for $191,000 in cash and notes receivable of $1.4 million. These receivables consisted of deferred development fees, which were carried on the books of the Company, yet they were fully reserved, as the potential for collection was deemed remote. In determining the valuation of these receivables, management considered their potential for collection and applied a discount factor to a projected future stream of cash flows based upon the associated risk of collection. These deferred development fees had been recognized as income by the Company for Federal Income Tax purposes, but had not been recognized under generally accepted accounting principals. During the year ended March 31, 1996, the sale of these receivables reduced the Company's income tax expense by $1.2 million.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file reports on Forms 3, 4 and 5 of stock ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required to furnish the Company with copies of all forms that they file. Based on the Company's review of copies of Forms 3, 4 and 5, and amendments thereto, received by the Company for the year ended December 31, 1997, or written representations from certain Reporting Persons that no Forms 5 were required to be filed by those persons, the Company believes that during Fiscal 1997 all filing requirements were complied with by the Reporting Persons, except that the Form 3 required for Howard G. Phanstiel was not timely filed due to administrative oversight.

                DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
                            FOR 1999 ANNUAL MEETING

     Any shareholder intending to submit to the Company a proposal for inclusion in the Company's proxy materials relating to the 1999 Annual Meeting must submit such proposal so that it is received by the Company no later than December 31, 1998.

                                 OTHER MATTERS

     The Company is not aware of any matters that may be presented for action by the shareholders at the Annual Meeting other than those set forth above. If any other matter shall properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

     SHAREHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                         Howard G. Phanstiel
                                         Chairman of the Board
April 21, 1998
Costa Mesa, California

PROXY

                           ARV ASSISTED LIVING, INC.

                 ANNUAL MEETING OF SHAREHOLDERS -- JUNE 3, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of ARV Assisted Living, Inc. does hereby nominate, constitute and appoint Howard G. Phanstiel and Sheila M. Muldoon or either of them, the true and lawful proxies, agents and attorneys of the undersigned, with full power of substitution, to vote for the undersigned all of the common stock of said corporation standing in the name of the undersigned on its books at the close of business on April 7, 1997 at the Annual Meeting of Shareholders to be held at the Airport Hilton, 18800 MacArthur Blvd., Irvine, California, 92612, on Wednesday, June 3, 1998 or at any adjournment thereof, with all of the powers which would be possessed by the undersigned if personally present as follows.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

                                                                     SEE REVERSE
                                                                         SIDE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            ' FOLD AND DETACH HERE '

                                     [MAP]

1. Elect members of the Board of Directors of ARV Assisted Living, Inc.

Class A Directors (to serve until the 2001 annual meeting of shareholders):
           John A. Booty, Robert P. Freeman and Howard G. Phanstiel.

(Instruction: To WITHHOLD AUTHORITY to vote for any individual nominees, draw a line through (or otherwise strike out) the nominee's name in the list above.)

       [ ] FOR ALL                            [ ] WITHHOLD AUTHORITY
           nominees listed below in the           to vote for all nominees
           class indicated.                       listed below.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof (such postponement or adjournment may be for the purpose of soliciting more votes to approve Proposal 1).

IF NO CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR
PROPOSAL 1.

Mark here for address change and note below  [ ]

                                        The undersigned hereby acknowledges
                                        receipt of the Notice of Annual Meeting
                                        of Shareholders dated April 15, 1998 and the Proxy Statement furnished therewith.

                                        PLEASE FILL IN, DATE, SIGN AND MAIL THIS
                                        PROXY PROMPTLY IN THE ENCLOSED ENVELOPE,
                                        WHICH REQUIRES NO POSTAGE IF MAILED IN
                                        THE UNITED STATES.

Signature(s):_______________________________________________ Date:_____________
NOTE: Please sign name exactly as your name (or names) appear on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian please give full title. If more than one trustee, all should sign. All joint owners must sign.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            ' FOLD AND DETACH HERE '

                         ANNUAL MEETING OF SHAREHOLDERS

                           ARV ASSISTED LIVING, INC.

DATE:          JUNE 30, 1998

TIME:          9:00 A.M.

PLACE:         AIRPORT HILTON
               18800 MacARTHUR BLVD.
               IRVINE, CA 92612

                           (PLEASE SEE REVERSE SIDE)